                                                     Item 14(c) Exhibit (i) (11)



     M.A. HANNA COMPANY AND CONSOLIDATED SUBSIDIARIES
             COMPUTATION OF EARNINGS PER SHARE


                                                              YEAR ENDED DECEMBER 31
                                                  -------------------------------------------
                                                       1999           1998            1997
                                                  ------------   ------------    ------------
                                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Basic
    Income before cumulative effect
        of a change in accounting principle       $     35,425   $     30,342    $     64,601
    Cumulative effect of a change in
        accounting principle                              --           (2,059)           --
                                                  ------------   ------------    ------------
            Net income                            $     35,425   $     28,283    $     64,601
                                                  ============   ============    ============

    Average common shares outstanding               44,602,505     44,573,436      45,167,937

    Income per share
        Income before cumulative effect
            of a change in accounting principle   $        .79   $        .68    $       1.43
        Cumulative effect of a change in
            accounting principle                          --             (.04)           --
                                                  ------------   ------------    ------------
                  Net income                      $        .79   $        .64    $       1.43
                                                  ============   ============    ============

Diluted
    Income before cumulative effect
        of a change in accounting principle       $     35,425   $     30,342    $     64,601
    Cumulative effect of a change in
        accounting principle                              --           (2,059)           --
                                                  ------------   ------------    ------------
            Net income                            $     35,425   $     28,283    $     64,601
                                                  ============   ============    ============

    Average common shares outstanding               44,602,505     44,573,436      45,167,937
    Effect of dilutive stock options                   116,364        463,240       1,103,920
                                                  ------------   ------------    ------------
    Total                                           44,718,869     45,036,676      46,271,857
                                                  ============   ============    ============

    Income per share
        Income before cumulative effect
            of a change in accounting principle   $        .79   $        .67    $       1.40
        Cumulative effect of a change in
            accounting principle                          --             (.04)           --
                                                  ------------   ------------    ------------
                  Net income                      $        .79   $        .63    $       1.40
                                                  ============   ============    ============

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